Exhibit 99.1

Vivakor Awarded Contract for Sale of Asphalt from its Utah Facility

Potential Value up to $250 Million over 10 Years Subject to Full Ramp-Up and Capacity

Significant Offtake Agreement Matches with Previously Announced

Long-Term Supply & Lease Agreement

Irvine, CA - Accesswire – April 27, 2022 - Vivakor, Inc. (NASDAQ: VIVK), a socially responsible operator, acquirer and developer of clean energy technologies and environmental solutions (“Vivakor” or the “Company”), is pleased to announce the signing of a 10-year contract (the “Agreement”) with Hot Oil Transport, LLC (“HOT”), a supplier of asphalt materials, which HOT in turn supplies to Southwest Liquid Asphalt & Emulsions (“SLA”), a major supplier of polymerized asphalt in Southern Nevada. Based on the current asphalt wholesale index price for the Rocky Mountain region, this contract could be valued at up to $250 million over the life of the contract, provided that Vivakor is able to ramp up and operate its Vernal, Utah site at full capacity.

SLA’s largest customer is Las Vegas Paving, one of the largest road construction companies in the state of Nevada, with revenues of more than $500 million annually. Under the Agreement, Vivakor can provide HOT with up to 50,000 tons of ratable asphalt cement from Vivakor’s Vernal, Utah, upon completion of anticipated scaled up operations, annually for a period of ten years. Pricing will be based on the asphalt wholesale index price for the Rocky Mountain region at the time of delivery. Based on the current index pricing range of $510 to $600 per ton, this contract could generate between $25 million and $30 million in annual sales once the project is operating at full capacity. To operate at full capacity and take advantage of the maximum opportunity under the contract with HOT, Vivakor estimates it would need to add three additional Remediation Processing Centers (RPCs), as well as ramp up other required infrastructure, at the Vernal, Utah site, with an estimated total cost of $18 million.

“As this is our first long-term contract for sale of our asphaltic binder, it is an important milestone for Vivakor. We have worked closely with HOT to refine our product to meet their specifications,” said Matt Nicosia, CEO of Vivakor. “We have already produced tonnage of asphaltic cement with our Vernal, Utah RPC and believe that by the end of the year we will have ramped up our infrastructure to include three additional RPCs to operate the site to the level required to fulfill the full amount of material requested by HOT on an annualized basis. This could be a significant event for shareholders as this project, when fully scaled, could contribute meaningful profits.”

Gene Chrisenbery, Manager of HOT, stated, “Demand for asphaltic binder has been increasing as a direct result of new governmental infrastructure spending and general supply constraints. This long-term contract for Vivakor’s asphaltic binder will help meet this increased demand and thus give us an added benefit of asphaltic binder that is reclaimed from waste and produced in an environmentally conscious manner. Our customers are seeking supplies manufactured in the cleanest possible manner and we believe that our relationship with Vivakor will allow us to deliver just that.”

1

About Vivakor, Inc.

Vivakor, Inc. (NASDAQ: VIVK), is a clean energy technology company focused in the area of oil remediation and natural resources. Vivakor’s corporate mission is to create, acquire and accumulate distinct assets, intellectual properties, and exceptional technologies that produce solid returns to its valued shareholders and partners. The company currently focuses on its patented Remediation Processing Centers that allows for the environmentally friendly recovery of bitumen (heavy crude) and other hydrocarbons from the remediation of contaminated soils. It is believed to be the only remediation system that can clean soils with more than 5% by weight oil contamination while fully recovering the oil and leaving the soil fully viable for reuse. It is currently focused extraction from shallow, oil-laden areas in Eastern Utah, along with petroleum-based remediation projects in Kuwait and in Houston Texas.

For more information, please visit our website: http://vivakor.com

About Hot Oil Transport, LLC

Hot Oil Asphalt, LLC, is a transportation and distribution company specializing in asphalt logistics. Its principals have experience in liquid paving asphalts and emulsion for over 40 years. It distributes and sells asphalt and asphalt related materials to some of the largest road construction companies in the western United States.

Forward-Looking Statements

This news release may contain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based upon our current expectations and speak only as of the date hereof. Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including economic slowdown affecting companies, our ability to successfully develop products, rapid change in our markets, changes in demand for our future products, legislative, regulatory and competitive developments and general economic conditions. These risks and uncertainties include, but are not limited to, risks and uncertainties discussed in Vivakor’s filings with the Securities and Exchange Commission, which factors may be incorporated herein by reference. Forward-looking statements may be identified but not limited by the use of the words “anticipates,” “expects,” “intends,” “plans,” “should,” “could,” “would,” “may,” “will,” “believes,” “estimates,” “potential,” or “continue” and variations or similar expressions. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

Investors Contact:
p. 949-281-2606
info@vivakor.com

ClearThink
nyc@clearthink.capital

2